Exhibit 99.(e)(iii)

RULE 22c-2 ADDENDUM

This Addendum is made as of ________, 2006, between the ALPS Distributors, Inc. (“ADI”), and [Org Name] (“Intermediary”) as a supplement to the distribution and/or shareholder servicing agreement dated [effective date] (“Agreement”) between the aforementioned parties concerning the offering of each mutual fund portfolio contemplated in the Agreement (each a “Fund” or collectively the “Funds”). This Addendum has an effective date of [insert]. Prior to the effective date of this Addendum, the Intermediary agrees that any request made to the Intermediary by the Fund for shareholder transaction information, and the Intermediary’s response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

WHEREAS, the parties desire to enter into this Addendum to enable each Fund to meet its obligations under Rule 22c-2 of the Investment Company Act of 1940, as amended (the “1940 Act”).

NOW THEREFORE, in consideration of the mutual promises made under the Agreement, the parties agree to the following additional terms and conditions:

1.  Agreement to Provide Information. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the individual / international taxpayer identification number (“ITIN”)[*], or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

(i)  Period Covered by Request. Unless otherwise directed by the Fund, Intermediary agrees to provide the information specified in Section 1 for each trading day.

(ii)  Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on the Intermediary’s books and records, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 1. (above) is itself a financial intermediary (“Indirect

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[* According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.]

Intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 1. (above) for those shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii)  Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

2.   Agreement to Restrict Trading. Intermediary agrees to execute written Instructions from the Fund to restrict or prohibit further purchases or exchanges of shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i)  Form of Instructions. Instructions between the parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)  Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after the instructions have been received. Any instructions to restrict trading must be signed and dated upon receipt by the Intermediary and a copy of such sent to the Fund.

(iii)  Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3.  Definitions. For purposes of this Addendum:

(i) The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii)  The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

(iii)  The term “Shareholder means as applicable:
(a) the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name; or
(b) the Plan participant, notwithstanding that the Plan may be deemed to be the beneficial owner of the Shares; or
(c) the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

(iv)  The term “written” includes electronic writings and facsimile transmissions.

(v)  The term “Intermediary” shall mean a financial intermediary” as defined in SEC Rule 22c-2.**

(vi)  The term “purchase” does not include the automatic reinvestment of dividends.

4.  Notices. Notices to be sent to the Fund shall be sent to:

W.P. Stewart & Co., Growth Fund, Inc.
Director of Fund Administration
527 Madison Avenue
New York, NY 10022
Tel: 212-750-8585
Fax: 212- 750 3282

Notices to be sent to the Intermediary shall be sent to:

_____________________
_____________________
_____________________
_____________________

Notices to be sent to ADI shall be sent to:

ALPS Distributors, Inc.

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** Rule 22c-2 defines “financial intermediary” to mean: (i) any broker-dealer, bank, or other person that holds securities issued by the fund, in nominee name; (ii) a unit investment trust or fund that invests in the fund in reliance on section 12(d)(1)(E) of the Investment Company Act; and (iii) in the case of a participant-directed employee benefit plan that owns the securities issued by the fund, a retirement plan’s administrator under section 3(16)(A) of ERISA or any person that maintains the plan’s participant records.

Attn: Legal Department
1625 Broadway, Suite 2200
Denver, CO 80220
Tel: 303-623-2577
Fax: 303-623-7850

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each party of this Addendum.

ALPS Distributors, Inc.

__________________________
Jeremy O. May
Managing Director
Date:

Intermediary:

__________________________

By:

Title:

Date: